Exhibit 10.13

[***] Certain information in this document has been excluded because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

2025 CORPORATE BONUS PLAN

1. Purpose. The purpose of this 2025 Corporate Bonus Plan (the “Plan”) is to motivate and encourage the employees of Qualys (the “Company”) to achieve its stated goals and to assist the Company in attracting, motivating and retaining employees on a competitive basis.

2. Eligibility

(a) An officer or employee of the Company is designated as a participant in the Plan ("Participant") and shall be eligible to participate in the Plan if the employee is a regular full-time or regular part-time employee (working greater than 20 hours a week) and the employee is not already participating in a separate Compensation Plan or MBO plan.

(b) New Hires. New employees hired in the first or second month of a quarter will be eligible to participate in the Plan for that quarter, such participation will be prorated based on the number of working days employed in the quarter.

(c) Termination of Employment. To be eligible for the bonus, the employee must be employed as of the last working day of the quarter.

(d) Absence during Performance Period. If a Participant is absent for a period of more than one-half of the working days in a quarter, for any reason, the Participant’s bonus payment will be prorated based on the number of working days the Participant actually worked compared to the total number of working days during that quarter.

3. Bonus Criteria

(a) Bonus Period. The Bonus Plan is effective from January 1, 2025 through December 31, 2025. Each calendar quarter is a separate bonus period.

(b) Bonus Level. A Participant’s level of participation in the Plan is set based on the corporate bonus level as of the last working day of that quarter as well as their location and applicable variable plan during the Bonus Period as determined by the Human Resources Department. This will be applied to the Participant’s base salary to determine the bonus amount.

Effective 1/1/2025

(c) Objective Criteria: The Plan payments will be based on ASV (as defined below), Revenue (as defined below) and Non-GAAP EPS (as defined below).

(1) ASV. The stated goal is the growth in company-wide bookings as represented by Annual Subscription Value (“ASV”) for the current quarter over the same quarter of the prior year. ASV is the sum of one year’s worth of subscribed revenues to Qualys for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. ASV is determined by policies and practices administered by the Controller and the final quarterly ASV amount is approved by the CFO.

(2) Revenue. The stated goal is the growth in company-wide revenue (as determined in accordance with GAAP and set forth in the Company’s quarterly and annual financial statements) for the current quarter over the same quarter of the prior year.

(3) Non-GAAP EPS. The stated goal is Non-GAAP earnings per diluted share. Non-GAAP EPS is GAAP net income excluding effects of stock-based compensation expense, amortization of intangible assets from acquisitions, non-recurring items, and certain tax effects divided by weighted average shares (diluted) for the applicable quarter.

(d) Payout Calculation. A Participant’s bonus amount will be equal to the aggregate for each of the applicable objective goals as follows: the payment percentage described below multiplied by the weighted percentage for the applicable goal. ASV Growth, Revenue Growth and Non-GAAP EPS shall be the 3 goals and shall be equally weighted.

(1) ASV. The payout percentage scales based upon achievement of ASV. [***]

(2) Revenue. The payout percentage scales based upon achievement of Revenue. [***]

(3) Non-GAAP EPS. The payout percentage scales based upon achievement of Non-GAAP EPS. [***]

(e) Bonus Payments. Bonus payments to Participants under this Plan will be made with the first payroll of the second month following the end of the quarter. Bonus payments are “gross” amounts, meaning that they constitute the full amount and that there will be no other increases (for example, to cover income taxes). The company will deduct from any payment under the Plan the amount of all applicable income and employment taxes, and any other amounts required by law to be withheld or deducted from such payment, and any voluntary deductions applicable. None of the payments will be “benefits bearing” (i.e., the bonus amounts will not be used for purposes of determining any other company-provided benefits or compensation).

Administration. This Plan shall be administered by the Company’s CFO (except with respect to Participants who are the Company’s executive officers, in which case the Compensation and Talent Committee of the Board of Directors will serve as the administrator), who may make and apply such rules deemed desirable or necessary to administer the Plan in the best interests of the Company. All questions of interpretation or application of the Plan may be addressed in writing to the CFO (or as applicable, the Compensation and Talent Committee), who shall review each inquiry in good faith, and each such determination shall be final and binding. With the approval of the Compensation and Talent Committee, the results with respect to determination of ASV, Revenue, and Non-GAAP EPS will be adjusted to remove the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs.
Effective 1/1/2025